Exhibit 99.1

Talon Therapeutics, Inc. Reports Third Quarter 2012 Financial Results

South San Francisco, California, November 14, 2012 – Talon Therapeutics, Inc., (OTCBB:TLON), today reported financial results for the three and nine months ended September 30, 2012.

“FDA accelerated approval of Marqibo® (vinCRIStine sulfate LIPOSOME injection) is Talon’s most important achievement to date,” stated Steven R. Deitcher, M.D., President, Chief Executive Officer and Board Member of Talon. “The patient population Marqibo® will be serving is in need of new treatment options.  We are in the process of evaluating a number of paths to commercialize Marqibo®, including a potential strategic transaction, licensing agreement, or a Talon launch.”

Three Months Ended September 30, 2012 Financial Results

For the three months ended September 30, 2012, Talon reported net income of $40.5 million and deemed dividends attributable to preferred stock of $10.7 million, which when combined, resulted in net income applicable to common stockholders of $29.8 million, or $1.35 and $0.18 basic and diluted earnings per share, respectively.  This compares to a net loss of $0.7 million and deemed dividends of $1.0 million, which when combined, resulted in a net loss of $1.7 million, or $0.08 per share, for the three months ended September 30, 2011. The change in fair value of Talon’s preferred stockholders’ rights to purchase additional shares of preferred stock contributed $48.0 million, or $2.19 per share, of total net income applicable to common stockholders for the three months ended September 30, 2012. The change in fair value of Talon’s preferred stockholders’ right to purchase additional shares of preferred stock is primarily driven by movement in price of Talon’s common stock.

Total operating expenses for the three months ended September 30, 2012 were $7.4 million, compared with $3.3 million for the three months ended September 30, 2011. Research and development expenses were $5.3 million for the three months ended September 30, 2012, compared with $2.4 million for the corresponding period in the preceding year.  The increase of $2.9 million reflects $3.5 million in milestone payments incurred upon receipt of FDA approval for Marqibo®, offset by decreases to outside service and professional consultation fees of $0.6 million. General and administrative expenses were $2.1 million for the three months ended September 30, 2012, compared with $1.0 million for the corresponding period in the preceding year.

As of September 30, 2012, the Company had cash and cash equivalents of $5.6 million.

Nine Months Ended September 30, 2012 Financial Results

For the nine months ended September 30, 2012, Talon reported a net loss of $50.8 million and deemed dividends attributable to preferred stock of $17.9 million, which when combined, resulted in a net loss applicable to common stockholders of $68.7 million, or $3.14 per share.  This compares to a net loss of $17.2 million and deemed dividends of $2.9 million, which when combined, resulted in a net loss of $20.1 million, or $0.94 per share, for the nine months ended September 30, 2011. The change in fair value of Talon’s preferred stockholders’ right to purchase shares of preferred stock contributed to $32.1 million, or $1.47 per share, of the total net loss applicable to common stockholders for the nine months ended September 30, 2012. The deemed dividends attributable to preferred stock contributed to $17.9 million, or $0.82 per share, of the total net loss applicable to common stockholders for the nine months ended September 30, 2012.

Total operating expenses for the nine months ended September 30, 2012 were $15.5 million, compared with $14.8 million for the nine months ended September 30, 2011. Research and development expenses were $10.2 million for the nine months ended September 30, 2012, compared with $11.1 million for the corresponding period in the preceding year.  The decrease of $0.9 million is driven by reductions to contract research organization (CRO) expenditures of $2.6 million, professional fees of $1.4 million, and manufacturing related expenditures of $0.6 million, offset by $3.5 million in milestone obligations incurred upon receipt of FDA approval for Marqibo® and increases in personnel related expenses of $0.2 million.   General and administrative expenses were $5.2 million for the nine months ended September 30, 2012, compared with $3.7 million for the corresponding period in the preceding year.

Cash used in operations was $14.7 million for the nine months ended September 30, 2012.

About Marqibo®

Marqibo is a novel, sphingomyelin/cholesterol liposome-encapsulated, formulation of vincristine sulfate. Vincristine, a microtubule inhibitor, is FDA-approved for ALL and Non-Hodgkin's Lymphoma (NHL) and is widely used in combination regimens for treatment for a variety of adult and pediatric hematologic and solid tumor malignancies.

Marqibo has received orphan drug designation for the treatment of ALL from the FDA and from the European Medicines Agency (EMA). Talon intends to submit a Marketing Authorization Application to the EMA in 2013.

Talon is currently conducting a Phase 3 clinical trial in adults aged 60+ with newly diagnosed ALL (HALLMARQ); a Phase 3 clinical trial in adults aged 60+ with newly diagnosed aggressive NHL; a Phase 2 clinical trial in adults with newly diagnosed ALL, and a Phase 1 clinical trial in children and adolescents with relapsed/refractory cancers.

Please see important safety information below and the full prescribing information for Marqibo at www.marqibo.com.

Indication and usage

Marqibo is a liposomal vinca alkaloid indicated for the treatment of adult patients with Philadelphia chromosome-negative (Ph-) acute lymphoblastic leukemia (ALL) in second or greater relapse or whose disease has progresses following two or more anti-leukemia therapies. This indication is based on overall response rate. Clinical benefit such as improvement in overall survival has not been verified.

Important safety information

CONTRAINDICATIONS

•	Marqibo is contraindicated in patients with demyelinating conditions including Charcot-Marie-Tooth syndrome
•	Marqibo is contraindicated in patients with hypersensitivity to vincristine sulfate or any of the other components of Marqibo (vinCRIStine sulfate LIPOSOME injection
•	Marqibo is contraindicated for intrathecal administration

WARNING

See full prescribing information for complete boxed warning.

•	For Intravenous Use Only -- Fatal if Given by Other Routes
•	Death has occurred with intrathecal use
•
Marqibo (vinCRIStine sulfate LIPOSOME injection) has different dosage recommendations than vinCRIStine sulfate injection. Verify drug name and dose prior to preparation and administration to avoid overdosage.

Warnings and Precautions

For Intravenous Use Only

For Intravenous use only. Fatal if given by other routes.

Extravasation Tissue Injury

Only administer through a secure and free-flowing venous access line. If extravasation is suspected, discontinue infusion immediately and consider local treatment measures.

Neurologic Toxicity

Sensory and motor neuropathies are common and are cumulative. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, hyporeflexia, areflexia, neuralgia, jaw pain, decreased vibratory sense, cranial neuropathy, ileus, burning sensation, arthralgia, myalgia, muscle spasm, or weakness, both before and during treatment. Orthostatic hypotension may occur. The risk of neurologic toxicity is greater if Marqibo is administered to patients with preexisting neuromuscular disorders or when other drugs with risk of neurologic toxicity are being given. In the studies of relapsed and/or refractory adult ALL patients, Grade >= 3 neuropathy events occurred in 32.5% of patients. Worsening neuropathy requires dose delay, reduction, or discontinuation of Marqibo.

Myelosuppression

Monitor complete blood counts prior to each dose of Marqibo. If Grade 3 or 4 neutropenia, thrombocytopenia, or anemia develops, consider Marqibo dose modification or reduction as well as supportive care measures.

Tumor Lysis Syndrome

Tumor lysis syndrome (TLS) may occur in patients with ALL receiving Marqibo. Anticipate, monitor for, and manage.

Constipation and Bowel Obstruction

Ileus, bowel obstruction, and colonic pseudo-obstruction have occurred. Marqibo can cause constipation. Institute a prophylactic bowel regimen to mitigate potential constipation, bowel obstruction, and/or paralytic ileus, considering adequate dietary fiber intake, hydration, and routine use of stool softeners, such as docusate. Additional treatments, such as senna, bisacodyl, milk of magnesia, magnesium citrate, and lactulose may be considered.

Fatigue

Marqibo can cause severe fatigue. Marqibo dose delay, reduction, or discontinuation may be necessary.

Hepatic Toxicity

Fatal liver toxicity and elevated levels of aspartate aminotransferase have occurred. Elevated levels of aspartate aminotransferase of Grade >=3 occurred in 6-11% of patients in clinical trials. Monitor hepatic function tests. Reduce or interrupt Marqibo for hepatic toxicity.

Embryofetal Toxicity

Marqibo can cause fetal harm when administered to a pregnant woman. Vincristine sulfate liposome injection was teratogenic or caused embryo-fetal death in animals. Women of childbearing potential should avoid becoming pregnant while being treated with Marqibo. There are no adequate and well-controlled studies of Marqibo in pregnant women and there were no reports of pregnancy in any of the clinical studies in the Marqibo clinical development program. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus [see Use in Specific Populations].

Adverse Reactions

The most common adverse reactions (>30%) were constipation (57%), nausea (52%), pyrexia (43%), fatigue (41%), peripheral neuropathy (39%), febrile neutropenia (38%), diarrhea (37%), anemia (34%), decreased appetite (33%), and insomnia (32%).

The most commonly reported SAEs included febrile neutropenia (20.5%), pyrexia (13.3%), hypotension (7.2%), respiratory distress (6.0%), and cardiac arrest (6.0%).

Twenty-eight percent of patients experienced adverse reactions leading to treatment discontinuation. The most common adverse reactions that caused treatment discontinuation were peripheral neuropathy (10%), leukemia-related (7%), and tumor lysis syndrome (2%).

Deaths occurred in 23% of patients in study 1. The non-leukemia related causes of deaths were brain infarct (1), intracerebral hemorrhage (2), liver failure (1), multi-system organ failure (2), pneumonia and septic shock (3), respiratory failure (4), pulmonary hemorrhage (1), and sudden cardiac death (1).

Drug Interactions

No formal drug interaction studies have been conducted with Marqibo. Marqibo is expected to interact with drugs known to interact with non-liposomal vincristine sulfate.

Simultaneous oral or intravenous administration of phenytoin and antineoplastic chemotherapy combinations that included non-liposomal vincristine sulfate has been reported to reduce blood levels of phenytoin and to increase seizure activity.

CYP3A Interactions

Vincristine sulfate, the active agent in Marqibo, is a substrate for cytochrome P450 3A isozymes (CYP3A); therefore, the concomitant use of strong CYP3A inhibitors should be avoided (e.g., ketoconazole, itraconazole, voriconazole, posaconazole, clarithromycin, atazanavir, indinavir, nefazodone, nelfinavir, ritonavir, saquinavir, telithromycin). Similarly, the concomitant use of strong CYP3A inducers should be avoided (e.g., dexamethasone, phenytoin, carbamazepine, rifampin, rifabutin, rifapentine, phenobarbital, St. John's Wort).

P-glycoprotein Interactions

Vincristine sulfate, the active agent in Marqibo, is also a substrate for P-glycoprotein (P-gp). The effect of concomitant use of potent P-gp inhibitors or inducers has not been investigated; it is likely that these agents will alter the pharmacokinetics or pharmacodynamics of Marqibo. Therefore the concomitant use of potent P-gp inhibitors or inducers should be avoided.

Use in Specific Populations

Pregnancy

Pregnancy Category D [see Warnings and Precautions]

Based on its mechanism of action and findings from animal studies, Marqibo can cause fetal harm when administered to pregnant women.

If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus. In an embryofetal developmental study, pregnant rats were administered vincristine sulfate liposome injection intravenously during the period of organogenesis at vincristine sulfate doses of 0.022 to 0.09 mg/kg/day. Drug-related adverse effects included fetal malformations (skeletal and visceral), decreases in fetal weights, increased numbers of early resorptions and post-implantation losses, and decreased maternal body weights Malformations were observed at doses >= 0.044 mg/kg/day in animals at systemic exposures approximately 20-40% of those reported in patients at the recommended dose.

Nursing Mothers

It is not known whether this drug is excreted in human milk. Because many drugs are excreted in human milk and because of the potential for serious adverse reactions in nursing infants, a decision should be made whether to discontinue nursing or discontinue the drug taking into account the importance of the drug to the mother.

Pediatric Use

The safety and effectiveness of Marqibo in pediatric patients have not been established.

Geriatric Use

Safety and effectiveness in elderly individuals have not been established. In general, dose selection for an elderly patient should be cautious, reflecting the greater frequency of decreased hepatic, renal, or cardiac function, and of concomitant disease or other drug therapy.

Renal Impairment

The influence of renal impairment on the safety, efficacy, and pharmacokinetics of Marqibo has not been evaluated.

Hepatic Impairment

Non-liposomal vincristine sulfate is excreted primarily by the liver. The influence of severe hepatic impairment on the safety and efficacy of Marqibo has not been evaluated. The pharmacokinetics of Marqibo was evaluated in patients with moderate hepatic dysfunction (Child-Pugh B) secondary to melanoma liver metastases. The dose-adjusted maximum plasma concentration (Cmax) and area under the concentration-time curve (AUC) of Marqibo in patients with moderate hepatic impairment was comparable to the Cmax and AUC of patients with ALL who had otherwise normal hepatic function.

About Talon Therapeutics

Talon Therapeutics, Inc. is a biopharmaceutical company dedicated to seizing upon medical opportunities, efficiently and expertly leading product candidates through clinical development, and transferring value to patients, patient care providers, shareholders, corporate partners, and employees.

In addition to Marqibo(R), Talon has additional pipeline opportunities some of which, like Marqibo(R), have the potential to improve delivery and enhance the therapeutic benefits of well characterized, proven chemotherapies and enable high potency dosing without increased toxicity.

Additional information on Talon Therapeutics can be found at www.talontx.com.

The Talon Therapeutics, Inc. logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=3290

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include without limitation, statements regarding Talon’s ability to secure a strategic partner to commercialize Marqibo(R), its ability to commercialize Marqibo(R) by itself if no such partner is secured, and the timing of Talon's ongoing and planned clinical trials. Such statements involve risks and uncertainties that could cause Talon's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Such risks and uncertainties include: Talon’s lack of experience commercializing pharmaceutical products; that Talon will be able to secure the additional capital necessary to fund its product development programs, including Marqibo(R), to completion; Talon's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. Talon assumes no obligation to update these statements, except as required by law.

CONTACT: Talon Therapeutics, Inc.

         Investor & Media Contacts:

         Investor Relations Team

         (650) 588-6641

         investor.relations@talontx.com

TALON THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$5,558	$1,029
Inventory	25	—
Prepaid expenses and other current assets	404	635
Total current assets	5,987	1,664

Property and equipment, net	41	72
Debt issuance costs	557	751
Other long-term assets	34	—
Total assets	$6,619	$2,487

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$3,407	$4,557
Other short-term liabilities	3	2
Total current liabilities	3,410	4,559
Notes payable, net of discount	24,626	24,033
Other long-term liabilities	1	2
Investors’ right to purchase future shares of Series A-1 and A-2 preferred stock	—	1,772
Investors’ right to purchase future shares of Series A-3 preferred stock	29,067	—
Warrant liabilities	831	502
Total long term liabilities	54,525	26,309
Total liabilities	57,935	30,868
Redeemable convertible preferred stock; $0.001 par value:
10 million shares authorized; 0.6 and 0.4 million issued and outstanding as of September 30, 2012 and December 31, 2011, respectively; aggregate liquidation value of $73.2 million and $46.4 million at September 30, 2012 and December 31, 2011, respectively	44,943	30,643

Stockholders' deficit:
Common stock; $0.001 par value:
600 million shares authorized; 22.0 and 21.8 million shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	22	22
Additional paid-in capital	134,444	120,887
Accumulated deficit	(230,725)	(179,933)
Total stockholders' deficit	(96,259)	(59,024)
Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$6,619	$2,487

TALON THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Operating expenses:
General and administrative	$2,056	$964	$5,237	$3,721
Research and development	5,333	2,385	10,247	11,061
Total operating expenses	7,389	3,349	15,484	14,782

Loss from operations	(7,389)	(3,349)	(15,484)	(14,782)
Other expense (including non-cash charges):
Interest expense	(947)	(892)	(2,823)	(2,660)
Other income/(expense), net	(2)	(1)	(1)	5
Change in fair market value of warrant liabilities	814	301	(340)	(495)
Impairment of available-for-sale securities	—	—	—	(76)
Change in fair value of rights to purchase shares of Series A-3 Preferred Stock	48,019	—	(31,137)	—
Change in fair value of rights to purchase additional shares of Series A-1 and A-2 Preferred Stock	—	3,235	(1,007)	836
Total other income/(expense)	47,884	2,643	(35,308)	(2,390)

Net income/(loss)	$40,495	$(706)	$(50,792)	$(17,172)

Deemed dividends attributable to preferred stock in connection with accretion	(1,536)	(1,005)	(4,155)	(2,919)
Deemed dividends attributable to preferred stock in connection with embedded conversion features	(9,199)	—	(13,748)	—
Net income/(loss) applicable to common stock	29,760	(1,711)	(68,695)	(20,091)

Net income/(loss) per share, basic	$1.35	$(0.08)	$(3.14)	$(0.94)

Weighted average shares used in computing net income/(loss) per share, basic	21,968	21,775	21,899	21,473

Net income/ (loss) per share, diluted	$0.18	$(0.08)	$(3.14)	$(0.94)

Total shares used in the computation of diluted earnings per share	161,790	21,775	21,899	21,473
Comprehensive income/(loss):
Net income/(loss)	$40,495	$(706)	$(50,792)	$(17,172)
Unrealized holdings gains (losses) arising during the period	—	(12)	—	(60)
Less: reclassification adjustment for other-than-temporary impairment included in net loss	—	—	—	76
Comprehensive income/(loss)	$40,495	$(718)	$(50,792)	$(17,156)